UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2004

Entrx Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2368719 (I.R.S. Employer ID No.)

800 Nicollet Mall, Suite 2690 Minneapolis, Minnesota (Address of Principal Executive Office)	55402 (Zip Code)

Registrant’s telephone number, including area code: (612) 333-0614

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below): registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding

     (   ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     (   ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     (   ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     (   ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets
Item 3.02 — Unregistered Sale of Equity Securities
Section 5 — Corporate Governance and Management
Item 5.02 — Departure of Directors or Principal Officers;

Section 3 — Securities and Trading Markets

     Item 3.02 — Unregistered Sale of Equity Securities

     As described in Item 5.02, on October 15, 2004, Entrx Corporation sold 400,000 shares of its authorized and previously unissued common stock to Peter L. Hauser for $0.50 per share, or an aggregate of $200,000. In making the sale, Entrx Corporation relied upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933 (the “33 Act”). Mr. Hauser, who became the Chief Executive Officer of Entrx Corporation on October 15, 2004, was an “accredited investor” as defined under the 33 Act, and acquired the securities for investment without a view toward the resale thereof. Certificates issued for the 400,000 shares will bear a legend reciting the transfer restrictions imposed upon those shares under the 33 Act.

Section 5 — Corporate Governance and Management

     Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     At a meeting of the Board of Directors of Entrx Corporation held on October 15, 2004, Wayne W. Mills resigned his positions as President and Chief Executive Officer and as a member of the Board of Directors of Entrx Corporation, and Peter L. Hauser, age 63, was elected by the Board of Directors of Entrx Corporation as the President and Chief Executive Officer and as a member of the Board of Directors of Entrx Corporation, to replace Wayne W. Mills. Mr. Hauser was also named as Chairman of the Board to replace Kenneth W. Brimmer, who will remain as a member of the Board of Directors.

     Peter L. Hauser is a founder, and has been the principal owner and Chairman of the Board of Directors, of Health Care Financial Solutions, Inc., since March 2003. Health Care Financial Solutions, Inc., with its office in St. Paul, Minnesota, is engaged in the development and marketing of a health care claims administration software system for use by third-party health care plan administrators. Mr. Hauser was an account executive at Feltl & Company, a Minneapolis, Minnesota securities brokerage firm, from April 2003 until June 2003. From 1977 through April 2003, Mr. Hauser was employed at Equity Securities Trading Co., Inc., a Minneapolis, Minnesota-based securities brokerage firm (now known as The Oak Ridge Financial Group, Inc.), where he acted as a vice president and a principal beginning in 1993. From 1993 until 2003, Mr. Hauser was a member of the Board of Directors of GelStat Corp. (NASD BB: “DEVT”), (formerly called “Developed Technology Resources, Inc.”), which was previously engaged in various enterprises in the former Soviet Union, including the distribution of airport security equipment and the manufacture and distribution of dairy products and snack foods. By 2003, GelStat had disposed of all of its assets relating to its former Soviet Union enterprises, and began engaging in the domestic production and distribution of over-the-counter, non-prescription health care products.

     The Board of Directors established Mr. Hauser’s salary at the annual rate of $75,000, payable semi-monthly, recognizing that his employment with Entrx Corporation will occupy approximately one-third of Mr. Hauser’s working time. Mr. Hauser will also be entitled to full health care and dental insurance benefits. Mr. Hauser’s employment is at-will, and Entrx Corporation and Mr. Hauser have not entered into a written employment agreement. In addition, as part of the negotiations with Mr. Hauser, the Board of Directors authorized the sale of 400,000 shares of Entrx Corporation’s common stock to Mr. Hauser at $0.50 per share, or in aggregate of $200,000. Including the 400,000 shares authorized to be sold to Mr. Hauser, Mr. Hauser beneficially owns 762,075 shares of the common stock of Entrx Corporation, of which 50,000 shares are purchasable upon the exercise of a warrant issued to Mr. Hauser in February 2003, currently exercisable at $0.50 per share, through February 12, 2008.

     The independent members of the Board of Directors, who constitute a majority of the members of the Compensation Committee and the Stock Option Committee, granted options to Mr. Hauser to purchase 200,000 shares of the common stock of Entrx Corporation through October 15, 2009, at a price of $0.50 per share, under Entrx Corporation’s 2000 Stock Option and Incentive Plan. The shares under the option will vest, such that 50,000 shares will become exercisable after October 15, 2005, and the same number will vest on October 15 on each of the next three years, so that they will be fully vested on October 15, 2008.

     Mr. Mills will receive his salary at the annual rate of $200,000, plus full health care and dental insurance benefits, through December 31, 2004, as a severance allowance.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENTRX CORPORATION
Date: October 19, 2004	/s/ Brian D. Niebur
Brian D. Niebur
Chief Financial Officer